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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFE TECHNOLOGIES INTERNATIONAL, INC.,(SFAD) ANNOUNCES CONTRACT WITH INTERNATIONAL FURNITURE DESIGNER AND MANUFACTURER FOR 'CYBERMALLS CASTLE' ONLINE STORE


Palm Beach, FL., March 26, 1999, Safe Technologies International, Inc., (OTC:SFAD) announced today that Internet Commerce, Inc., one of SFAD's wholly owned subsidiaries has entered into a contract with Fran Murphy Interiors, Inc., in Juno Beach, Florida, as their exclusive Internet representative for distribution and sales of Fran Murphy Interiors' luxury furniture lines.

Brad Tolley, Vice President of SFAD Investor Relations, said, "we are very pleased to be associated with such a prestigious international design firm and talent as Ms. Fran Murphy. Ms. Murphy is accustomed to accolades for her high quality, international design assignments and her one of a kind furniture and accessory products. Her interiors have been equated with descriptions such as "romantica", "sophisticated", "Hollywood", "Jet Set", giving evidence to the atmosphere she is known to create which has caused her to be in demand with the 'rich and famous' by creating living atmospheres for her clients of ultimate luxuriousness, affluence, relaxation and complete refuge from the daily stresses in the life of the millionaire. Having been in the furniture business for over 30 years, she began designing and manufacturing her own furniture, accessories, marble and stone products, in order to have a reliable source for the furniture pieces which she could not otherwise easily obtain for her design assignments of large square footage luxury homes which require large scale furniture. For the connoisseurs of living, no other designers furniture is better suited."

The Fran Murphy furniture designs will be displayed in Internet Commerce, Inc.'s online mall: 'CYBERMALLS CASTLE' in INCYBERMALL.COM, and Fran Murphy products will be available for purchase in actual room vignettes, e.g., Main Salon; Princess' Bed Chamber, Dining Room, Library, Reception Hall, etc. INCYBERMALL.COM, a mall for the 'rich and famous', specially designed a virtual 'castle', named 'CYBERMALLS CASTLE', where only upmarket products, such as Fran Murphy Interiors' products, will be found and can be purchased online.

Michael Bhathena, President of Internet Commerce, Inc. (ICI), reports "my total focus is to enable 'Cybermalls Castle', as the premier web site location for E-Commerce transactions for the most luxurious products, available for sale in the world today. ICI is currently in the process of completing digital photography and implementing the latest Internet technology to create web pages which will appropriately display each of the specially assembled room vignettes, furnished with Ms. Murphy's own products and accessories. You will not see these particular rooms in Ms Murphy's traditional monthly spread in Architectural Digest Magazine, but only in 'CYBERMALLS CASTLE' in INCYBERMALL.COM.

We expect to have the major rooms completed within two weeks and ready for E-Commerce orders. Each Customer will receive 'red carpet' treatment when shopping in CYBERMALLS CASTLE. Beginning with the order, a constant stream of communication will be initiated with the Customer, both by email and telephone. We feel that providing personal attention with shopping and design assistance is essential with expensive items which high net worth individuals routinely purchase.

Shoppers will be able to select and purchase from a range of the smallest accessory in a room, up to ordering an entire principal room, which can carry a price tag of over One Million Dollars. In those instances, the entire room as displayed is packed up, shipped, and a staff will fly anywhere in the world to especially assemble the complete room on site. This is not at all unusual for Ms. Murphy who has frequently done just that for customers in the US, Europe, Middle East, and Latin America, who having seen a room they liked and ordered an entire room from the interior design magazine."

Mr. Bhathena further explained "Internet Commerce's (ICI) Contract calls for Ms. Murphy to make all decisions relating to design and selection of products to be sold, and for Internet Commerce to have full responsibility as to how the products are marketed and merchandised on the Internet. ICI will handle all E-Commerce leads from the Internet, as well as those which might generate from other Interior Designers or Decorators, whose design commissions will be honored and who wish to buy these products via the Internet. ICI will handle the entire E-Commerce transaction for the venture, and will retain an agreed upon Commission on each product, average selling price per product item is $5,000."


Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of growth concentrations: Internet, Technology, and Health Care/Wellness.



    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including technical issues relating to the design and availability of the web site, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.